Exhibit 21

KV Pharmaceutical Company

Subsidiaries

(December 13, 2010)

Drugtech Corporation

Drugtech Sarl

ETHEX Corporation

FP 1096, Inc.

KV Pharmaceutical Company Limited (UK)

Nesher (Nesher Israel)

Nesher Discovery Solutions, Inc.

Nesher Pharmaceuticals Inc.

Nesher Solutions USA, Inc. (Nesher USA)

MECW, LLC

Ther-Rx Corporation (Ther-Rx)

Zeratech Technologies USA, Inc.